Exhibit 10.11
UNSECURED PROMISSORY NOTE

$139,025.00	August 31, 2007
     FOR VALUE RECEIVED, Global Consumer Acquisition Corp. (the “Company”) promises to pay to Hayground Cove Asset Management LLC (the “Sponsor”), at such address as may be provided in writing to the Company, the principal sum of ONE HUNDRED THIRTY-NINE THOUSAND TWENTY-FIVE DOLLARS ($139,025) or such lesser amount, as the case may be, equal to the funds advanced by the Sponsor to or on behalf of the Company, with interest payable on the unpaid principal at the rate of 5.00 percent per annum (on the basis of a 365-day year, computed annually). Documentation to substantiate all amounts advanced to or on behalf of the Company pursuant to this Note shall be attached hereto as such funds are so advanced.
     This Note will be repaid in full on the earlier of (1) December 31, 2007 and (2) the consummation of an initial public offering for the Company (the “IPO”).
     At any time, the Company may pay the outstanding balance then owing under this Note to the Sponsor without further bonus or penalty.
     This Note will be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles thereof relating to conflicts of law.
     The Sponsor acknowledges that it has read the prospectus contained in the registration statement relating to the IPO and understands that the Company has established a trust fund (the “Trust Fund”) with the net proceeds of the IPO and the insider private placement of insider warrants for the benefit of the public stockholders and that the Company may disburse monies from the Trust Fund only (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company or (ii) to the Company after it consummates an initial Business Combination described in the Prospectus. For and in consideration of the valued received, the Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund (each a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Fund for any reason whatsoever.
     If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

     All costs, expenses and expenditures, including, without limitation, the reasonable legal costs incurred by the Sponsor in enforcing this Note as a result of any default by the Company, will be added to the principal then outstanding and will immediately be paid by the Company.
     This Note will inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Sponsor. The Company waives presentment for payment, notice of non-payment, protest and notice of protest.

     IN WITNESS WHEREOF Global Consumer Acquisition Corp. has duly affixed its signature by a duly authorized officer under seal on this 31st day of August, 2007.

GLOBAL CONSUMER ACQUISITION CORP.
By:
	Name:	Andrew Nelson
	Title:	Chief Financial Officer, Treasurer, Controller, Assistant Secretary

Accepted and Agreed on this
31st day of August, 2007:
HAYGROUND COVE ASSET
MANAGEMENT LLC
By:
       Name: Jason N. Ader
       Title:   Authorized Person